Exhibit 99

FASTENAL COMPANY STOCK OPTION PLAN

(as amended and rested on April 17, 2007)

This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota (the “Company”), for the benefit of certain employees of the Company and its subsidiaries.

1.	Purpose.

The Fastenal Company Stock Option Plan (the “Plan”) is intended to advance the interests of the Company, its shareholders, and its subsidiaries by encouraging and enabling selected employees upon whose judgment, initiative and effort the Company and its subsidiaries are dependent for the successful conduct of their business, to acquire and retain a proprietary interest in the Company by ownership of its Shares. All Options granted under the Plan and all Shares sold upon exercise of Options are granted and sold by the Company. Options granted under the Plan will not be options that meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2.	Definitions.

(a) “Administrator” means the body administering the Plan, as specified in Section 9.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) any failure by an Optionee to materially conform to the Company’s Standards of Conduct; (ii) an Optionee’s continued failure or refusal to perform his or her duties to Company or any Subsidiary (except when prevented by reason of illness, disability or approved leave of absence); (iii) an Optionee willfully engaging in conduct that is, in the good faith judgment of the Board or Administrator, demonstrably and materially detrimental to the Company or any Subsidiary, financially, reputationally, or otherwise; (iv) an illegal or negligent act by an Optionee that adversely affects the Company or any Subsidiary in a material way; or (v) conviction of an Optionee of a felony involving moral turpitude.

(d) “Company” means Fastenal Company, a Minnesota corporation, and any successor corporation.

(e) “Common Stock” means the Company’s $.01 par value Common Stock.

(f) “Date of Grant” means the date on which the Administrator approves the grant of an Option under the Plan, or such later date as may be specified by the Administrator on the date the Administrator approves the grant.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

99-1

(h) “Fair Market Value” on any date means the per share closing price or last sale price at which Shares were traded on that date or, if no sale of Shares occurred on that date, on the next preceding day on which a sale of Shares occurred, on the Nasdaq Stock Market or such other recognized national securities exchange on which the Shares are then listed and traded. If the Common Stock is not then listed and traded upon the Nasdaq Stock Market or other recognized national securities exchange, Fair Market Value shall be what the Administrator determines in good faith to be 100% of the fair market value of a Share as of the date in question. This determination by the Administrator shall be binding upon the Optionee and all other persons.

(i) “Option” means an Option granted under the Plan.

(j) “Option Price” means the purchase price for each Share subject to an Option as specified in paragraph 6(a) of the Plan.

(k) “Optionee” means a person to whom an Option, which has not expired, has been granted under the Plan.

(l) “Permitted Transfer” means a transfer of an Option (i) by will or the laws of descent and distribution; (ii) pursuant to a domestic relations order as defined by the Code or Title I of the Employment Retirement Income Security Act of 1974; or (iii) to the extent expressly permitted in an option award agreement or certificate, to one or more of an Optionee’s “family members” (as the term is defined in the instructions to the Form S-8 Registration Statement under the Securities Act of 1933, or any successor form for the registration of securities issued under employee benefit plans), so long as the Optionee does not receive any consideration for the transfer.

(m) “Shares” shall mean shares of Common Stock, or such other securities or property as may become subject to Options pursuant to an adjustment as provided under Section 7 of the Plan.

(n) “Subsidiary” or “Subsidiaries” means a subsidiary corporation or corporations of the Company as defined in Section 424 of the Code.

(o) “Successor” means the legal representative of the estate of a deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

3.	Shares Subject to Options.

The aggregate number of authorized and unissued Shares for which Options may be granted and which may be purchased upon the exercise of Options granted under the Plan shall not exceed 7,587,730, subject to adjustment under the provisions of paragraph 7. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, other Options may be granted covering the Shares subject to the unexercised portion of such Option. The maximum number of Shares subject to Options that may be granted to any one individual under this Plan during any fiscal year of the Company (the “Maximum Annual Grant”) is 250,000 Shares, subject to adjustment under the provisions of Section 7 of the Plan.

99-2

4.	Participants.

All employees of the Company and its Subsidiaries shall be eligible to participate in the Plan, subject to any criteria, categories, or limitations that may be established by the Administrator from time to time. Criteria for participation may reflect an employee’s contribution to the success of the Company, including the employee’s responsibility for Company revenues and profits, responsibility for managing other employees, possession of special skills, and length of service. The Administrator shall determine participation, grant Options, and specify the number of Shares subject to each Option.

5.	Grant of Options.

Options shall be granted to employees eligible to participate in the Plan at such times and in such amounts, consistent with the Plan, as may be determined by the Administrator, as long as Shares remain available for award under the Plan, or until the Plan is terminated as provided herein.

6.	Terms and Conditions of Options.

All Options granted under the Plan shall be evidenced by a written agreement or certificate in such form and with such terms, including any conditions as to exercisability, as the Administrator may from time to time approve consistent with the Plan, subject to the following limitations and conditions:

(a) Option Price. The purchase price of each Share subject to an Option shall be determined and stated by the Administrator at the time of grant, but shall be not less than the Fair Market Value of a Share on the Date of Grant.

(b) Period of Option. The expiration date with respect to each Option shall be determined and stated by the Administrator at the time of grant.

(c) Vesting of Shareholder Rights. Neither an Optionee nor any transferee pursuant to a Permitted Transfer shall have any of the rights of a shareholder of the Company until the Option has been exercised and the Shares purchased are properly issued to such Optionee or transferee.

(d) Exercise of Option. The date or dates at which each Option will become exercisable and the period during which such Option may be exercised shall be determined and stated by the Administrator in the award agreement or certificate at the time of grant. Except as otherwise provided in this Plan, an Option may be exercised only while the Optionee is employed by the Company or a Subsidiary, and only if the Optionee has been continuously so employed since the date the Option was granted.

(e) Manner of Exercise. Each exercise of an Option shall be in writing, in such form as the Administrator may prescribe, delivered to the Administrator or its designee, specifying the number of Shares being purchased and accompanied by payment of the Option Price for such Shares, by check payable to the Company or in such other manner as the Administrator may prescribe.

99-3

(f) Nontransferability of Options. No Option shall be transferable or assignable by an Optionee otherwise than by a Permitted Transfer. Each Option shall be exercisable only by the Optionee or by a transferee pursuant to a Permitted Transfer. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process. Any Option held by a transferee pursuant to a Permitted Transfer shall continue to be subject to the same terms and conditions that were applicable to such Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that such Option has become exercisable and has not terminated in accordance with the provisions of this Plan and the applicable award agreement or certificate. For purposes of any provision of this Plan relating to notice to an Optionee or to the exercisability or termination of an option upon or following the death, disability or termination of employment of an Optionee, the references to “Optionee” shall mean the original grantee of an Option and not any transferee.

(g) Termination of Employment. Except as otherwise provided in paragraphs 6(h) or 6(i), upon termination of an Optionee’s employment with the Company or a Subsidiary, (i) any outstanding Option held by such Optionee shall terminate except to the extent that it is immediately exercisable by its terms at the date of such termination of employment and (ii) to the extent any such Option is immediately exercisable by its terms at the date of such termination of employment, it shall remain exercisable until the earlier of 90 days after the date of such termination of employment or the expiration date of such Option. The granting of an Option to an Optionee does not alter in any way the existing rights of the Company and its Subsidiaries to terminate such person’s employment at any time for any reason or for no reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

(h) Death of Optionee. If an Optionee dies while in the employ of the Company or any Subsidiary, (i) any outstanding Option held by such Optionee shall terminate except to the extent that it is immediately exercisable by its terms at the date of Optionee’s death, and (ii) to the extent any such Option is immediately exercisable by its terms at the date of Optionee’s death, it shall remain exercisable by the Optionee’s Successor until the earlier of 13 months after the date of Optionee’s death or the expiration date of such Option.

(i) Termination for Cause. Upon termination of an Optionee’s employment with the Company or a Subsidiary for Cause, any outstanding Option held by such Optionee shall immediately terminate and be forfeited.

(j) Forfeiture For Breach of Obligations. If an Optionee who is party to a non-competition, non-solicitation and/or confidentiality agreement with the Company or any Subsidiary violates any such agreement in any material respect, any outstanding Option held by such Optionee shall immediately terminate and be forfeited, and with respect to any exercise of an Option by such Optionee within a 12 month period prior to the occurrence of such violation, the Optionee shall be liable to the Company for the difference between the aggregate Fair Market Value on the date of exercise of the Shares acquired upon such exercise and the aggregate exercise price of such Shares. The Optionee shall pay such amount promptly upon demand by the Company.

(k) Demotion or Reassignment of Optionee. If at any time before an outstanding Option becomes fully exercisable, the person to whom such Option was granted is transferred or

99-4

reassigned to a position within the Company or any Subsidiary in which, had that Optionee been assigned to such position as of the Date of Grant of such Option, the Optionee would not have been entitled, under the Option award guidelines then being applied by the Administrator, to receive an Option award covering as many Shares as were made subject to the Option actually issued (a “demotion or change of position”), then upon the effective date of such demotion or change in position, a portion of the outstanding Option will be forfeited by the Optionee. The number of Shares subject to the Option as to which such forfeiture will apply will be determined by multiplying the number of Shares as to which the Option is not yet exercisable as of the effective date of the demotion or change of position by a fraction, the numerator of which is the difference between (i) the number of Shares subject to the Option as originally granted and (ii) the number of Shares that would have been subject to the Option had the Optionee been assigned to the demotion or reassigned position as of the Date of Grant of the Option under then current Option award guidelines, and the denominator of which is the number of Shares subject to the Option as originally granted. The remaining Shares subject to the Option that are not yet exercisable will proportionately become exercisable in accordance with the original exercisability schedule.

7.	Adjustments.

(a) Except as provided in paragraph 7(c), in the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of Shares, the number and kind of Shares subject to the Plan and the Maximum Annual Grant and the number and kind of Shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable shall be adjusted consistent with such capital adjustment. The Option price of any Share under each outstanding Option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of the unexercised portion of such Option. The granting of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

(b) In the event of the dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his outstanding Options as to all or any part of the Shares covered thereby including Shares as to which such Option would not otherwise be exercisable by reason of an insufficient passage of time.

(c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then:

(1) If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then any Option granted under the Plan shall

99-5

terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his outstanding Options as to all or any part of the Shares covered thereby including Shares as to which such Option would not otherwise be exercisable by reason of an insufficient passage of time; or

(2) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then the securities received on account of such Shares shall be subject to the Plan and then-outstanding Options. The Administrator may make appropriate adjustment in the number and kind of Shares for the purchase of which Options may be granted under the Plan and for the Maximum Annual Grant. In addition, the Administrator shall make appropriate adjustment in the number and kind of Shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that the interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per Share.

The term “Reorganization” as used in this paragraph (c) of this Section 7 shall mean any statutory merger, statutory consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.

(d) Adjustments and determinations under this Section 7 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

8.	Restrictions on Issuing Shares.

The exercise of each Option and the issuance of Shares in connection therewith shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any Shares otherwise deliverable upon such exercise upon the Nasdaq Stock Market or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.

99-6

9.	Administration of Plan.

(a) The Plan shall be administered by the Board or by a committee of two or more directors of the Company appointed by the Board (the “Administrator”). If the Plan is administered by a committee, it shall report all actions taken by it to the Board. In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan, including any criteria for eligibility or participation established by the Board from time to time. Subject to the foregoing, the Administrator shall determine eligibility to participate in the Plan, ascertain the number of Shares for which each participant is eligible in accordance with any established criteria, grant Options, construe and interpret the Plan, and make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate administrative authority under this Plan to such officers or employees of the Company or others as it may determine, except that any authority so delegated shall not extend to granting and administering awards to persons who are then subject to Section 16 of the Exchange Act. Options granted to persons subject to Section 16 of the Exchange Act are intended to be granted either by the Board or by a committee composed entirely of “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and “outside directors” as defined in and in accordance with Section 162(m) of the Code.

(b) To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

10.	Delivery of Shares and Proceeds.

Upon the exercise of an Option, the Administrator shall cause the purchased Shares to be issued by the Company’s transfer agent and a certificate or statement of issuance to be delivered to the Optionee. The proceeds received from the sale of Shares pursuant to the exercise of Options granted under the Plan shall be the property of the Company, and shall be delivered to it promptly by the Administrator.

11.	Amendment, Suspension, or Termination of Plan.

The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Option is outstanding. No Option may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without an Optionee’s consent, impair any of the rights or obligations under any outstanding Option theretofore granted to such Optionee under the Plan. An Optionee’s consent to any amendment, suspension, or termination of the Plan or to any Option issued pursuant to the Plan shall be deemed to have been given if the Optionee fails to object in writing within 15 days after written notice thereof,

99-7

given in person or by certified mail sent to the Optionee’s address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law or the listing requirements of the Nasdaq/OMX Market or other applicable recognized national securities exchange, any such amendments to the Plan may be made subject to approval by the shareholders of the Company.

12.	Adoption and Effective Date of Plan.

The Plan was originally approved and adopted by the Board of Directors on February 14, 2003, and approved by the shareholders of the Company on April 15, 2003. Amendments to the Plan incorporated in this document were approved by the Board of Directors on February 2, 2007 and approved by the shareholders of the Company on April 17, 2007.

99-8